MEMBER NEW YORK STOCK EXCHANGE

November 28, 2007

Surfect Holdings, Inc.
12000-G Candelaria NE
Albuquerque, NM 87112
Attn: Steve Anderson, CEO

RE: Engagement Letter for Surfect Holdings, Inc.

Dear Steve:

We are pleased to submit to you this binding Engagement Letter (the “Agreement”) that sets forth the arrangement whereby Westminster Securities Corp. (“Westminster”) will act as exclusive placement agent to Surfect Holdings, Inc. and its successor corporations or partnerships (collectively referred to as the “Company”) in connection with a bridge loan financing for the Company of up to $120,000; followed by up to $5,000,000 in common stock or other equity-linked securities, in one or more financings (collectively, the “Financing”), in amounts and upon terms acceptable to the Company.

Our proposed services under this Agreement are subject to the following conditions (all cash consideration payable in US Dollars unless otherwise agreed):

1.
Cash Consideration: At each closing of a Financing, the Company shall pay to Westminster a cash commission equal to 7% of the gross proceeds of each such closing, except for purchasers where Canaccord Adams is entitled to a fee from the Company pursuant to existing contractual rights of Canaccord Adams, in which such instances the cash commission shall be 9%, which Westminster shall pay over to Canaccord Adams as a selected dealer fee.

2.
Warrant Consideration: At each closing of a Financing, the Company shall issue to Westminster or its designees warrants to purchase 7% of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities), exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing. Such warrants shall have registration, antidilution, and cashless exercise rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.

3.	Exclusivity/Westminster Rights: Upon execution hereof, the Company grants Westminster the following rights:

a.	Westminster’s engagement hereunder shall be exclusive for a period of 60 days from the date hereof (the “Term”) subject to paragraph (e) below.

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b.	Westminster shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to the Company, subject to mutually agreed upon terms and conditions.

c.
In connection with the Financing, Westminster shall have the right to associate itself with other members of the Financial Industry Regulatory Authority (“FINRA”) and/or agents who will share in compensation. The selection of other agents and their compensation shall be at Westminster’s sole discretion, but shall not result in any increased expense to the Company, and shall be in compliance with applicable law.

d.
For one (1) year following the expiration of the Term, Westminster shall be entitled to receive, and the Company shall be obligated to pay to Westminster, the fees set forth in Paragraphs 2 and 3 herein with respect to any such transactions entered into by the Company with any entity (x) introduced directly to the Company by Westminster, (y) introduced indirectly to the Company by Westminster (including, but not limited to, entities introduced or referred to the Company by or on behalf of entities introduced to the Company by Westminster, and entities which are affiliates of entities introduced to the Company by Westminster) or (z) with whom Westminster was working on behalf of the Company at the Company’s direction, a list of which entities shall be provided to the Company at the end of the Term.

e.
Should Westminster complete a Financing of at least $1,500,000 during the Term, the parties further agree that Westminster shall have a right of first refusal to serve as exclusive placement agent to the Company in connection with any proposed equity financing by the Company for a period of fourteen (14) days upon prior written notice from the Company that it is seeking placement agent services (the “Right of First Refusal”). Westminster shall have the Right of First Refusal for a period of one (1) year following the expiration of the Term.

4.
Indemnification: The Company agrees to indemnify Westminster to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof.

5.
Due Diligence: This Agreement is subject to customary due diligence by Westminster. The Company shall assist with and take whatever actions necessary to facilitate Westminster’s due diligence review of the Company and its operations.

6.
Expenses: The Company will reimburse Westminster for its accountable fees, disbursements and expenses reasonably incurred in connection with the services proposed in this Agreement, including, but not limited to, Westminster’s: (i) legal fees, which shall be a flat fee of up to $30,000, payable from the proceeds of the bridge loan closing, (ii) travel and entertainment, (iii) printing, telecommunications and mailing costs and (iv) due diligence review expenses, provided that the aggregate of all such costs and expenses referred to in (ii), (iii) and (iv) for which Westminster shall be entitled shall not exceed $15,000. Reimbursement shall be made within twenty (20) days of receipt of invoice by the Company or, if earlier, at any closing of Financing. The Company shall also reimburse Westminster upon presentation of any costs incurred by Westminster for collection of any fees due to Westminster under this Agreement, including but not limited to reasonable attorneys’ fees and court costs.

7.
Publicity. Neither party will make any public or other disclosures concerning any proposed Financing or pursuant to this Agreement, except with respect to the solicitation of any Financing, subject to any agreement between the parties, applicable law, and each party’s legal obligations. Subsequent to the closing of any Financing, and subject to each party’s legal obligations, each party may make factual references to the Financing, provided any press releases, or other descriptive disclosures referencing the other party shall require the other party’s prior written consent.

8.
Limitation on Services; Information. Westminster shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. In connection with Westminster providing the services described above, the Company shall provide Westminster with any information that Westminster reasonably requires for the purpose of providing its services hereunder, subject to a non-disclosure agreement with the Company. The Company hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.

9.
Limitations. The Company hereby acknowledges that Westminster is not a fiduciary of the Company and that Westminster makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future. The obligations of Westminster described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall Westminster be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of the Company or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

10.
Authority. The Company hereby represents that it has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws).

11.
Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association (“AAA”). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any action by either Westminster or the Company to obtain specific performance of any provision of this Agreement by the other party may be brought in any appropriate judicial forum.

12.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign (other than by operation of law pursuant to a merger) any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

13.
Entire Agreement; Severability. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

14.
Survival. The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

15.
Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ENGAGEMENT LETTER]

If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

WESTMINSTER SECURITIES CORP.

By:	/s/ John P. O’Shea
Name: John P. O’Shea
Title: Chairman and CEO

SURFECT HOLDINGS, INC.

By:	/s/ Steven Anderson
Name: Steven Anderson
Title: President and CEO

ACCEPTED AND AGREED TO AS OF THE 28th DAY OF November, 2007.

SCHEDULE A TO ENGAGEMENT LETTER

INDEMNIFICATION

The Company agrees to indemnify Westminster, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Westminster, is referred to as an "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including, all legal and other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act, or (iii) arising out of Westminster's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that Company will not be liable to the Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any other liability, which Company may otherwise have to any Indemnified Party.

If for any reason other than a final non-appealable judgment finding any Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will promptly notify Company in writing of the receipt or commencement thereof; however Company shall not have the right to assume the defense of such claim or action (including the employment of counsel). The Indemnified Party shall have the right to retain counsel reasonably satisfactory to Company, at Company's expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with Company and Company's counsel in the defense of such claim or action. The omission by an Indemnified Party to promptly notify Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve Company from any liability Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices Company's ability to defend such claim or action. Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. The Company shall not agree to settle any action or claim without the Indemnified Party’s or Parties’ consent unless such settlement provides for a complete release of the Indemnified Party or Parties.

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